UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 17, 2008

Icahn Enterprises L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-9516	13-3398766
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 Fifth Avenue, Suite 4700, New York, NY 10153
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 702-4300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01. Other Events

On July 3, 2008, Icahn Enterprises L.P. (“Icahn Enterprises”) acquired a 50.5% majority interest in Federal-Mogul Corporation (“Federal-Mogul”). As a result of the acquisition, the financial position and results of operations of Federal-Mogul are consolidated by Icahn Enterprises. Icahn Enterprises’ consolidated financial statements reflecting the acquisition will first be published in its quarterly report on Form 10-Q for the quarter ending September 30, 2008.

On September 17, 2008, Federal-Mogul issued a press release announcing that it intends to initiate a restructuring plan designed to improve operating performance and respond to increasingly challenging conditions in the global automotive market. The planned actions are expected to occur as a result of several initiatives designed to streamline business processes, consolidate or close locations, and reduce general and administrative staffing. Federal-Mogul anticipates that these initiatives, which will begin in the quarter ending September 30, 2008 and are expected to be substantially completed by the end of 2009, will result in an estimated charge in the range of approximately $60 to $80 million. This estimated charge relates primarily to severance and benefits costs. The plan, when combined with other workforce adjustments, is expected to reduce Federal-Mogul’s global employment by approximately 4,000 positions, or eight percent.

A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01(d) Exhibits.

Exhibit 99.1 - Press Release issued by Federal-Mogul Corporation dated September 17, 2008.

Exhibit Index

99.1	Press Release issued by Federal-Mogul Corporation dated September 17, 2008

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICAHN ENTERPRISES L.P.
(Registrant)

By:	Icahn Enterprises G.P. Inc.
its General Partner

	By:	/s/ Dominick Ragone
Dominick Ragone
Principal Financial Officer

Date: September 17, 2008